Exhibit 3.61

ARTICLES OF ORGANIZATION

OF

CAVALIER TELEPHONE, L.L.C.

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia, the undersigned states as follows.

1.	The name of the limited liability company is Cavalier Telephone, L.L.C.

2.	The address of the initial registered office in Virginia is 4201 Dominion Boulevard, Suite 200, Glen Allen, Virginia 23060, [ILLEGIBLE].

3.	The name and address of the initial registered agent is Eric M. Page, c/o LeClair Ryan, a Professional Corporation, 4201 Dominion Boulevard, Suite 200, Glen Allen, Virginia 23060. The initial registered agent is an individual who is a resident of Virginia and a member of the Virginia State Bar.

4.	The address of the principal office where the records will be maintained pursuant to Virginia Code Section 13.1-1028 is 4565 Wilson Avenue, Grandville, Michigan 49418.

5.	The period of duration of the limited liability company is perpetual.

6.	No member of the company or other person shall have authority to act for or bind the company unless the member or person is a manager, or officer appointed by the manager and authorized by the manager to so act or bind the company.

Signature

/s/ Andrew W. White	October 5, 1998
Andrew W. White, Organizer	Date